EXHIBIT 4.1
COMMON STOCK
COMMON STOCK

NUMBER GRC	SHARES
[GETTY LOGO]

[GETTY LOGO]	SEE REVERSE FOR CERTAIN DEFINITIONS AND/OR IMPORTANT NOTICE OF TRANSFER RESTRICTIONS AND OTHER INFORMATION

CUSIP 374297 10 9
GETTY REALTY CORP.
a Corporation Formed Under the Laws of the State of Maryland

THIS CERTIFIES THAT	SPECIMEN
is the owner of
          fully paid and nonassessable shares of Common Stock, $.01 par value per share, of Getty Realty Corp. (the “Corporation”) transferable on the books of the Corporation by the holder hereof in person or by its duly authorized attorney, upon surrender of this Certificate properly endorsed. This Certificate and the shares represented hereby are issued and shall be held subject to all of the provisions of the charter of the Corporation (the “Charter”) and the Bylaws of the Corporation and any amendments thereto. This Certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar.
     In Witness Whereof, the Corporation has caused this Certificate to be executed on its behalf by its duly authorized officers.
Dated

/s/ Leo Liebowitz Chief Executive Officer	[SEAL]	Countersigned and Registered:
Transfer Agent
/s/ Joshua Dicker			and Registrar
Secretary		By:

Authorized Signature

IMPORTANT NOTICE
          The Corporation will furnish to any stockholder, on request and without charge, a full statement of the information required by Section 2-211(b) of the Corporations and Associations Article of the Annotated Code of Maryland with respect to the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of the stock of each class which the Corporation has authority to issue and, [if the Corporation is authorized to issue any preferred or special class in series,] (i) the differences in the relative rights and preferences between the shares of each series to the extent set, and (ii) the authority of the Board of Directors to set such rights and preferences of subsequent series. The foregoing summary does not purport to be complete and is subject to and qualified in its entirety by reference to the charter of the Corporation (the “Charter”), a copy of which will be sent without charge to each stockholder who so requests. Such request must be made to the Secretary of the Corporation at its principal office or to the Transfer Agent.

KEEP THIS CERTIFICATE IN A SAFE PLACE. IF IT IS LOST, STOLEN
OR DESTROYED, THE CORPORATION WILL REQUIRE A BOND OF INDEMNITY AS A
CONDITION TO THE ISSUANCE OF A REPLACEMENT CERTIFICATE.

          The following abbreviations, when used in the description on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	– as tenants in common	UNIF GIFT MIN ACT –	CUSTODIAN
TEN ENT	– as tenants by the entireties		(Custodian) (Minor)
JT TEN	– as joint tenants with right of		Under Uniform Gifts to Minors
	survivorship and not as tenants in		Act of
	common		(State)
Additional abbreviations may also be used though not in the above list.
FOR VALUE RECEIVED,                                                              HEREBY SELLS, ASSIGNS AND TRANSFERS UNTO

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(Please Print or Typewrite Name and Address, Including Zip Code, of Assignee)
                                                                                                                                                                           (                                          ) shares
of Common Stock of the Corporation represented by this Certificate and do hereby irrevocably constitute and appoint

Attorney to transfer the said shares of Common Stock on the books of the Corporation, with full power of substitution in the premises.
Dated

NOTICE: The Signature To This Assignment Must Correspond With The Name As Written Upon The Face Of The Certificate In Every Particular, Without Alteration Or Enlargement Or Any Change Whatever.
          The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose of the Corporation’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Corporation’s Charter, (i) no Person (other than a Conversion Holder with respect to such holder’s conversion rights) may Beneficially Acquire shares of the Corporation’s Common Stock in excess of 5.0% of the number or value, whichever is more restrictive, of the outstanding shares of Common Stock of the Corporation or Constructively Acquire shares of the Corporation’s Common Stock in excess of 9.9% of the number or value, whichever is more restrictive, of the outstanding shares of Common Stock of the Corporation; (ii) no Person may Beneficially Own shares of Capital Stock of the Corporation which has an aggregate value in excess of 5.0% of the value of the total outstanding shares of Capital Stock of the Corporation or Constructively Own shares of Capital Stock of the Corporation which have an aggregate value in excess of 9.9% of the value of the total outstanding shares of Capital Stock of the Corporation; (iii) no Person may Beneficially or Constructively Own Common Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and

(iv) no Person may Transfer or Acquire shares of Common Stock if such Transfer or Acquisition would result in the Corporation being owned by fewer than 100 Persons. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own shares of Common Stock which causes or will cause a Person to Beneficially or Constructively Own shares of Common Stock in excess of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership are violated, the shares of Common Stock represented hereby will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may redeem shares upon the terms and conditions specified by the Board of Directors in its sole discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Common Stock on request and without charge.